UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2007

MAGYAR BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-51726	20-4154978
(State or Other Jurisdiction)	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

400 Somerset Street, New Brunswick, New Jersey		08901
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (732) 342-7600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 26, 2007, Magyar Bancorp, Inc. (the “Company”) entered into an employment agreement with John S. Fitzgerald, the Executive Vice President and Chief Operating Officer of the Company and of Magyar Bank, the Company’s wholly owned subsidiary (the “Bank”). The employment agreement replaces the change in control agreement previously entered into between the Company and Mr. Fitzgerald. The material terms of the employment agreement are summarized below.

The agreement is effective as of November 1, 2007 and has an initial term of 36 calendar months.  Commencing December 31, 2007, and continuing on December 31st of each year thereafter, the agreement renews for an additional period such that the remaining term is thirty-six months, unless written notice of non-renewal is provided.

The agreement specifies an initial base salary of $175,000 per year, which may be increased but not decreased.

If Mr. Fitzgerald voluntarily terminates his employment, or his employment is terminated for cause, no benefits are provided under the agreement.  In the event (i) of the involuntary termination of the executive’s employment for any reason other than disability, retirement or termination for cause, or (ii) the executive’s resignation upon the occurrence of certain events constituting “constructive termination,” including failure to appoint him to his current position, a material reduction in his duties, functions or responsibilities, or a breach by the Company of the agreement, Mr. Fitzgerald would be entitled to a severance benefit equal to two times his then current base salary.

If Mr. Fitzgerald’s employment is involuntarily terminated at any time following a Change in Control (as defined in the agreement), he is entitled to a severance benefit equal to two times the sum of his then current base salary, plus any earned and accrued but unpaid bonus for the year of termination.

If Mr. Fitzgerald’s employment is terminated for any of the reasons specified in the preceding two paragraphs, the Company will cause to be continued for 24 months, at its sole expense, life insurance coverage and non-taxable medical and dental insurance coverage substantially identical to the coverage maintained by the Company and/or the Bank for Mr. Fitzgerald prior to his termination.

The agreement provides that in no event shall the aggregate payments or benefits to be made or afforded to the executive under the agreement constitute an “excess parachute payment,” and in order to avoid such a result, such payments or benefits will be reduced, if necessary, to an amount which is one dollar ($1.00) less than an amount equal to three (3) times the executive’s “base amount,” as determined in accordance with said Section 280G of the Internal Revenue Code.

Under the agreement, upon Mr. Fitzgerald’s retirement, he will be entitled to all benefits under any retirement plan of the Company or Bank and other plans to which he is a party. If Mr. Fitzgerald becomes disabled, the agreement provides that he will receive the greater of (i) his net after-tax base salary for the longer of the remaining term of the agreement or one year; or (ii) disability insurance benefits provided by the Company, plus any applicable workman’s or social security disability benefits to which he is entitled.

The agreement provides that Mr. Fitzgerald shall not compete with the Bank or the Company for a period of one year following the termination of his employment with the Company or the Bank.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of businesses acquired. Not Applicable.

(b)	Pro forma financial information. Not Applicable.

(c)	Shell Company Transactions. Not Applicable

(d)	Exhibits.

The following Exhibit is attached as part of this report:

10.15	Employment Agreement by and between Magyar Bancorp, Inc. and John S. Fitzgerald, dated as of November 1, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MAGYAR BANCORP, INC.

DATE: October 29, 2007	By:	/s/ Elizabeth E. Hance
Elizabeth E. Hance
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.15	Employment Agreement by and between Magyar Bancorp, Inc. and John S. Fitzgerald, dated as of November 1, 2007